January 2012 Pricing Sheet dated January 25, 2012 relating to Preliminary Pricing Supplement No. 21 dated December 20, 2011 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Trigger Jump Securities Based on the Performance of Gold due January 28, 2016

PRICING TERMS – JANUARY 25, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	January 25, 2012
Original issue date:	January 30, 2012 (3 business days after the pricing date)
Maturity date:	January 28, 2016
Aggregate principal amount:	$4,843,000
Interest:	None
Underlying commodity:	Gold
Payment at maturity:
•      If the final commodity price is greater than the initial commodity price:
$1,000 + the greater of (i) $1,000 × the commodity percent change and (ii) the upside payment
•      If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the downside threshold, meaning the price of the underlying commodity has remained unchanged or has declined by no more than 35% from its initial price:
$1,000
•      If the final commodity price is less than the downside threshold, meaning the price of the underlying commodity has declined by more than 35% from its initial price:
$1,000 × commodity performance factor
This amount will be less than the stated principal amount of $1,000, and will represent a loss of at least 35%, and possibly all, of your investment.

Upside payment:	$240 per security (24% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Downside threshold:	$1,072.50, which is 65% of the initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Initial commodity price:	$1,650, which is the commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Valuation date:	January 25, 2016, subject to adjustment for non-trading days and certain market disruption events.
CUSIP:	617482L44
ISIN:	US617482L447
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$30	$970
Total	$4,843,000	$145,290	$4,697,710
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $30 for each security they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 21 dated December 20, 2011

Prospectus Supplement dated November 21, 2011

Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.